UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2020

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)	(Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BSRR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2020, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), announced that James F. Gardunio, Executive Vice President and Chief Credit Officer, will retire effective January 31, 2021. He will be succeeded as Executive Vice President and Chief Credit Officer of the Company by Hugh F. Boyle, an experienced and talented bank financial executive with an extensive background in credit and risk management who will join the Company effective December 14, 2020.

Mr. Boyle, currently 61 years old, holds both a Master of Science and Bachelor of Science degree from Pennsylvania State University. Most recently, Mr. Boyle was the Chief Risk Officer and Chief Credit Officer for Banc of California in Santa Ana, California, positions he held from 2013 to 2019. Prior to Banc of California, he spent 29 years primarily serving in a credit or risk position for a variety of financial institutions including Goldman Sachs & Co., Lehman Brothers, Inc., Washington Mutual, Inc., Canadian Imperial Bank of Commerce, and Flagstar Bank.

On December 1, 2020 the independent members of the Board of Directors of Sierra Bancorp approved via unanimous written consent the material terms of the agreement by and between Sierra Bancorp, Bank of the Sierra and Mr. Boyle which commences on December 14, 2020 and continues through December 31, 2023. The employment agreement was executed on December 8, 2020. Subsequent to the initial term it will automatically renew for a one-year term and will continue to renew every year thereafter unless either Mr. Boyle or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. The agreement specifies a minimum base annual salary of $390,000 and an annual discretionary bonus of up to 50% of 1.5 times his annual base salary, as well as severance benefits in certain circumstances equal to as much as his annualized base salary plus maximum potential bonus, conditioned on his full and complete release of claims against the Company or its affiliates arising from or in any way related to his employment or termination of his employment. Moreover, the agreement provides for the grant of restricted stock of $400,000 with the number of shares granted based on the stock price on the date of grant. The restricted stock will vest at the rate of 20% on each grant date anniversary until fully vested. The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Mr. Boyle for certain circumstances. In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions. See exhibit 10.1 for more detailed information on Mr. Boyle’s employment agreement.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits. The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Hugh Boyle, dated December 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Executive Vice President & Chief Financial Officer
Dated: December 8, 2020	SIERRA BANCORP By: /s/ Christopher G. Treece Christopher G. Treece Executive Vice President & Chief Financial Officer